Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 65 to Registration Statement No. 2-30393 on Form N-1A of our report dated November 19, 2015 relating to the financial statements and financial highlights of FPA New Income, Inc. appearing in the Annual Report on Form N-CSR of FPA New Income, Inc. for the year ended September 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements”  in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

January 28, 2016